Exhibit 99(b)

Media Contacts : Mary Eshet 704.383.7777 Christy Phillips 704.383.8178

Investor Contacts : Alice Lehman 704.374.4139

Press Release February 18, 2003
WACHOVIA CORPORATION CHAIRMAN L.M. BAKER,

JR., ANNOUNCES RETIREMENT; G. KENNEDY

THOMPSON TO SUCCEED BAKER

CHARLOTTE, NC –Wachovia Corporation (NYSE:WB) today announced that L.M. Baker, Jr., will retire as Chairman of the Board effective today. Wachovia’s board has elected Ken Thompson to succeed him, retaining the titles of President and Chief Executive Officer.

Baker said, “It has been a supreme honor to work with the people of Wachovia and most recently it has been exciting and rewarding to be part of the merger integration, which has been flawless. I believe this will set the standard by which other combinations will be judged.”

“Bud Baker has been an outstanding leader for Wachovia Corporation and will be greatly missed by the board and the entire Wachovia community,” said Thompson.

Wachovia Corporation (NYSE:WB), created through the September 1, 2001, merger of First Union and Wachovia, had assets of $342 billion and stockholders’ equity of $32 billion at December 31, 2002. Wachovia is a leading provider of financial services to retail, brokerage and corporate customers throughout the East Coast and the nation. The company operates full-service banking offices under the First Union and Wachovia names in 11 East Coast states and Washington, D.C., and offers full-service brokerage with offices in 48 of the 50 states. Global services are provided through more than 30 international offices. Online banking and brokerage products and services are available through wachovia.com.

###